                                                                     EXHIBIT 4.3

                           STOCK REPURCHASE AGREEMENT
                           --------------------------

     STOCK REPURCHASE AGREEMENT (this "AGREEMENT"), dated as of June 2, 1998, by and between Atlantic Richfield Company, a Delaware corporation (the "STOCKHOLDER"), and ARCO Chemical Company, a Delaware corporation (the "COMPANY").

     WHEREAS the Stockholder currently owns 80,000,001 shares of Common Stock (as hereinafter defined), constituting approximately 82.2% of the issued and outstanding shares of Common Stock, and the Stockholder has determined to offer to the public in an underwritten public offering (the "PUBLIC OFFERING") a portion of the Common Stock owned by the Stockholder;

     WHEREAS the Stockholder and the Company contemplate that the Stockholder will grant to the underwriters in the underwriting agreements relating to the Public Offering (the "UNDERWRITING AGREEMENTS") an option to purchase from the Stockholder additional shares solely to cover over-allotments, if any (the "OVER-ALLOTMENT OPTION");

     WHEREAS, in connection with the Public Offering, the Stockholder and the Company desire that the Company repurchase from the Stockholder, upon the terms and subject to the conditions set forth in this Agreement, a portion of the Common Stock owned by the Stockholder (the "REPURCHASE" and, together with the Public Offering, the "TRANSACTION"); and

     WHEREAS the Stockholder and the Company desire that, upon consummation of the Transaction, the Stockholder shall own 50.0% of the issued and outstanding shares of Common Stock.

     NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the parties agree as follows:

     Section 1. DEFINITIONS. Each of the following terms shall have the meaning set forth below.

          "ADJUSTMENT CLOSING" has the meaning specified in Section 3(b) hereof.

          "ADJUSTMENT CLOSING DATE" has the meaning specified in Section 3(b) hereof.

          "ADJUSTMENT REPURCHASE" has the meaning specified in Section 2(d) hereof.

          "ADJUSTMENT REPURCHASE SHARES" has the meaning specified in Section 2(d) hereof.

          "AGREEMENT" has the meaning specified in the Recitals hereof.

          "APPLICABLE LAW" has the meaning specified in Section 5.1(c) hereof.

          "BLUE SKY LAWS" has the meaning specified in Section 5.1(c) hereof.
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                                                                               2


          "CHARTER AMENDMENT" has the meaning specified in the Stockholder Agreement.

          "CHARTER FILING" has the meaning specified in Section 5.1(c) hereof.

          "CLOSING DATE" means the Initial Closing Date or the Adjustment Closing Date, as applicable.

          "COMMON STOCK" means the Common Stock, par value $1.00 per share, of the Company.

          "COMPANY" has the meaning specified in the Recitals to this Agreement.

          "CONSENT" has the meaning specified in Section 5.1(c) hereof.

          "CONTRACT" has the meaning specified in Section 5.1(c) hereof.

          "DGCL" has the meaning specified in Section 5.1(b) hereof.

          "EXCHANGE ACT" has the meaning specified in Section 5.1(c) hereof.

          "GOVERNMENTAL ENTITY" has the meaning specified in Section 5.1(c) hereof.

          "INITIAL CLOSING"  has the meaning specified in Section 3(a) hereof.

          "INITIAL CLOSING DATE" has the meaning specified in Section 3(a) hereof.

          "INITIAL REPURCHASE" has the meaning specified in Section 2(b) hereof.

          "INITIAL REPURCHASE SHARES" has the meaning specified in Section 2(b) hereof.

          "JUDGMENT" has the meaning specified in Section 5.1(c) hereof.

          "LOCK-UP" has the meaning specified in Section 7 hereof.

          "OVER-ALLOTMENT OPTION" has the meaning specified in the Recitals to this Agreement.

          "PO CLOSING" has the meaning specified in Section 2(c) hereof.

          "PROSPECTIVE PUBLIC OFFERING SHARES" has the meaning specified in
Section 2(a) hereof.

          "PUBLIC OFFERING" has the meaning specified in the Recitals to this Agreement.

          "PUBLIC OFFERING SHARES" has the meaning specified in Section 2(c) hereof.

          "REGISTRATION RIGHTS AGREEMENT" has the meaning specified in Section 4(a) hereof.

          "REPURCHASE" has the meaning specified in the Recitals hereof.

          "REPURCHASE Price" has the meaning specified in Section 2(b) hereof.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" has the meaning specified in Section 5.1(c) hereof.

          "STOCKHOLDER" has the meaning specified in the Recitals to this Agreement.

          "STOCKHOLDER AGREEMENT" means the Stockholder Agreement, dated as of the date hereof, between the Stockholder and the Company.

          "TRANSACTION" has the meaning specified in the Recitals to this Agreement.

          "TRANSACTION AGREEMENTS" means this Agreement, the Registration Rights Agreement and the Stockholder Agreement.

          "TRANSACTION DOCUMENTS" means this Agreement, the Registration Rights Agreement, the Stockholder Agreement, the Charter Amendment and the Rights Plan (as defined in the Stockholder Agreement).

          "UNDERWRITING AGREEMENTS" has the meaning specified in the Recitals to this Agreement.

     Section 2.     THE TRANSACTION.

          (a) PUBLIC OFFERING. In accordance with Section 4 hereof, the Company shall promptly file a registration statement with the SEC to register, and use its reasonable best efforts to effect the registration, for sale to the public by the Stockholder in the Public Offering a number of shares of Common Stock which the Stockholder determines to sell pursuant to the Public Offering, including any shares of Common Stock which the Stockholder would be committed to sell upon an exercise in full of the Over-allotment Option (collectively, the "PROSPECTIVE PUBLIC OFFERING SHARES"). The Company shall not include in such registration any securities other than the Prospective Public Offering Shares. Notwithstanding any other provision of this Agreement, in no event shall the Public Offering Shares (excluding any shares which the Stockholder would be committed to sell pursuant to the exercise of the Over-allotment Option) consist of less than 20,000,000 shares.

          (b) INITIAL REPURCHASE BY THE COMPANY; Repurchase Price. At the Initial Closing, the Company shall repurchase from the Stockholder, and the Stockholder shall sell to the Company, the Initial Repurchase Shares (the "INITIAL REPURCHASE"), at a price per share equal to the price per share paid by the public in the Public Offering (the "REPURCHASE PRICE"). As used herein, the "INITIAL REPURCHASE SHARES" means a number of shares of Common Stock equal to the excess of (i) 160,000,002 over (ii) the sum of

(x) two times the number of Public Offering Shares and (y) the total number of shares of Common Stock issued and outstanding immediately prior to the Initial Closing.

          (c) PUBLIC OFFERING SHARES. As used herein, the "PUBLIC OFFERING SHARES" means a number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock sold by the Stockholder at the initial closing (the " PO CLOSING") of the Public Offering (excluding shares of Common Stock sold at the PO Closing pursuant to any exercise of the Over-allotment Option) and (ii) the total number of shares which the Stockholder would be committed to sell upon an exercise in full of the Over-allotment Option.

          (d) ADJUSTMENT REPURCHASE BY THE COMPANY. At the Adjustment Closing, the Company shall repurchase from the Stockholder, and the Stockholder shall sell to the Company, the Adjustment Repurchase Shares, if any (the "ADJUSTMENT REPURCHASE"), at a price per share equal to the Repurchase Price. As used herein, the "ADJUSTMENT REPURCHASE SHARES" means a number of shares of Common Stock equal to the excess of (i) 160,000,002 over (ii) the sum of (x) two times the sum of (1) the number of shares of Common Stock sold by the Stockholder at the PO Closing (excluding shares of Common Stock sold at such closing pursuant to any exercise of the Over-allotment Option), (2) the number of shares of Common Stock sold by the Stockholder pursuant to the exercise, if any, of the Over-allotment Option and (3) the Initial Repurchase Shares and (y) the total number shares of Common Stock issued and outstanding immediately prior to the Adjustment Closing. The parties shall make any modifications as are necessary in connection with the Adjustment Repurchase so that (A) no fractional shares are included in the number of Adjustment Repurchase Shares and (B) immediately following the Adjustment Closing, the Stockholder shall own exactly half of the issued and outstanding shares of Common Stock entitled to vote.

          (e) LIMITATION ON DOLLAR AMOUNT OF REPURCHASE. Notwithstanding the foregoing, the Company shall in no event be obligated to repurchase pursuant to this Agreement a number of shares of Common Stock in excess of the number determined by dividing $850,000,000 by the Repurchase Price.

     Section 3.     THE CLOSINGS.

          (a) INITIAL CLOSING; PAYMENT. The closing of the Initial Repurchase (the "INITIAL CLOSING") shall occur on the business day (the "INITIAL CLOSING DATE") immediately following, and at the same place as, the PO Closing. At the Initial Closing, the Stockholder shall deliver to the Company certificates representing the Initial Repurchase Shares duly endorsed and in proper form for transfer to the Company, and the Company shall pay to the Stockholder an amount equal to the Repurchase Price multiplied by the number of the Initial Repurchase Shares by wire transfer of immediately available funds to an account designated by the Stockholder not less than two business days prior to the Initial Closing Date.

          (b) ADJUSTMENT CLOSING; PAYMENT. The closing of the Adjustment Repurchase (the "ADJUSTMENT CLOSING") shall occur at the same place at which the Initial Closing occurred on the third business day following the expiration, termination or exercise of the Over-allotment Option (the "ADJUSTMENT CLOSING DATE"); PROVIDED, HOWEVER, that if the Over-allotment Option is exercised, the Adjustment Closing shall occur on the business day immediately following the closing for the Over-allotment Option. At the Adjustment Closing, the Stockholder shall deliver to the Company certificates representing the Adjustment Repurchase Shares duly endorsed and in proper form for transfer to the Company, and the Company shall pay to the Stockholder an amount equal to the Repurchase Price multiplied by the number of the Adjustment Repurchase Shares by wire transfer of immediately available funds to an account designated by the Stockholder not less than two business days prior to the Adjustment Closing Date.

          (c) SIMULTANEOUS CLOSINGS. If the closing for any exercise of the Over-allotment Option shall occur concurrently with the PO Closing, then the Adjustment Closing shall occur concurrently with the Initial Closing.

          (d) STOCK CERTIFICATES. Since the Stockholder does not hold stock certificates in denominations equal to the amount of Initial Repurchase Shares and Adjustment Repurchase Shares, the Company shall cooperate with the Stockholder in making the necessary stock certificate arrangements, prior to and in connection with each of the Initial Closing and the Adjustment Closing, so that the Stockholder transfers only the Initial Repurchase Shares and the Adjustment Repurchase Shares, as the case may be, to the Company and retains ownership of the other shares of Common Stock held by the Stockholder.

     Section 4.     COVENANTS.

          (a) REGISTRATION PROCEDURES. In connection with the Public Offering, the Company and the Stockholder shall comply with Sections 2.1(f), 2.3, 3, 4, 5(a), 6 and 8 of the Registration Rights Agreement, dated as of the date hereof, between the Stockholder and the Company (the "REGISTRATION RIGHTS AGREEMENT"), in each case in the same manner as if the Public Offering were a Demand Registration (as such term is defined in Section 2.1 of the Registration Rights Agreement). Notwithstanding the foregoing, in no event shall the Public Offering be considered a Demand Registration under the Registration Rights Agreement or, for purposes of the last sentence of Section 2.3(a) of the Registration Rights Agreement, an underwritten offering of shares pursuant to
Section 2.1(a) of Registration Rights Agreement. The Company and the Stockholder shall begin compliance with such Sections, as applicable, notwithstanding the fact that the number of Prospective Public Offering Shares has not been finally determined by the Stockholder.

          (b) APPOINTMENT OF LEAD UNDERWRITER. Each of the parties hereto agrees to appoint and concur in the appointment of Salomon Smith Barney as lead managing underwriter of the Public Offering.

          (c) SIZE OF OVER-ALLOTMENT OPTION. The number of shares subject to the Over-allotment Option shall be equal to 10% of the number of shares of Common Stock sold by the Stockholder at the PO Closing (excluding shares of Common Stock sold at the PO Closing pursuant to any exercise of the Over-allotment Option).

          (d) FUNDING. At the time of the PO Closing, the Company shall borrow sufficient money to have cash on hand equal to the payment expected to be due from the Company at the Initial Closing.

          (e)  PAYMENTS.

               (i) On or before June 30, 1998, the Stockholder shall pay to the Company $7,500,000 by wire transfer of immediately available funds. If this Agreement is terminated pursuant to Section 19 prior to the PO Closing, the Company shall repay such amount to the Stockholder within two business days after such termination.

               (ii) In addition to the payment contemplated in paragraph (i) above, the Stockholder shall pay to the Company, immediately prior to the PO Closing, $7,500,000 by wire transfer of immediately available funds.

          (f) TERMINATION OF OTHER AGREEMENT. Effective at the PO Closing, the Shareholder Agreement dated June 30, 1987 between the Company and the Stockholder shall automatically terminate.

          (g) TAX TREATMENT. The parties shall treat the Initial Repurchase and any Adjustment Repurchase for Federal income tax purposes as distributions subject to Section 301 of the Internal Revenue Code of 1986, as amended, and not as intercompany distributions under Treasury Regulations Section 1.1502-13(f).

     Section 5.     REPRESENTATIONS AND WARRANTIES.

     Section 5.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Stockholder as follows:

          (a) ORGANIZATION, STANDING AND POWER. The Company is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its businesses as presently conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not subject the Company to any material liability or disability.

          (b) AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Company has all requisite corporate power and authority to execute the Transaction Documents and to consummate the Transaction and the other transactions contemplated by the Transaction Documents. The execution and delivery by the Company of each of the Transaction Documents and the consummation by the Company of the Transaction and the other transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Charter Amendment, to the approval thereof by the Company's stockholders in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Company has duly executed and delivered each of the Transaction Agreements, and each of the Transaction Agreements constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and the effect of general principles of equity.

          (c) NO CONFLICTS; CONSENTS. Except as set forth in Schedule 5.1(c) hereto, the execution and delivery by the Company of each of the Transaction Agreements do not, the execution and delivery by the Company of each of the other Transaction Documents will not, and compliance with the terms hereof and thereof and the consummation of the Transaction and the other transactions contemplated thereby will not, conflict with or violate the terms, conditions or provisions of (i) the Company's Certificate of Incorporation or By-laws, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company or any of its subsidiaries is a party or by which it is bound or (iii) subject to the filings and other matters referred to in the following sentence, any material judgment, order or decree ("JUDGMENT") or statute, law, ordinance, rule or regulation ("APPLICABLE LAW") applicable to the Company or by which it is bound. No material consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction and the other transactions contemplated thereby, other than applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), or state or foreign securities or "blue sky" laws ("BLUE SKY LAWS") and the filing of the Charter Amendment with the Secretary of State of the State of Delaware (the "CHARTER FILING").

     Section 5.2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to the Company as follows:

          (a) GOOD TITLE TO COMMON STOCK. The Stockholder is the lawful owner of the shares of Common Stock to be sold by the Stockholder to the Company hereunder, and upon sale and delivery of, and payment for, such shares as provided herein, the Stockholder will convey to the Company good and marketable title to such shares, free and clear of all Liens.

          (b) ORGANIZATION, STANDING AND POWER. The Stockholder is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its businesses as presently conducted. The Stockholder is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not subject the Stockholder to any material liability or disability.

          (c) AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. The Stockholder has all requisite corporate power and authority to execute each of the Transaction Documents and to consummate the Transaction and the other transactions contemplated by the Transaction Documents. The execution and delivery by the Stockholder of each of the Transaction Documents to which it is a party and the consummation by the Stockholder of the Transaction and the other transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Stockholder. The Stockholder has duly executed and delivered each of the Transaction Agreements, and each of the Transaction Agreements constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and the effect of general principles of equity.

          (d) NO CONFLICTS; CONSENTS. The execution and delivery by the Stockholder of each of the Transaction Agreements do not, the execution and delivery by the Stockholder of each of the other Transaction Documents to which it is a party will not, and compliance with the terms hereof and thereof and the consummation of the Transaction and the other transactions contemplated thereby will not, conflict with or violate the terms, conditions or provisions of (i) the Stockholder's Certificate of Incorporation or By-laws, (ii) any Contract to which the Stockholder is a party or by which it is bound or (iii) subject to the filings and other matters referred to in the following sentence, any Judgment or Applicable Law applicable to the Stockholder or by which it is bound. No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction and the other transactions contemplated thereby, other than applicable requirements, if any, of the Exchange Act, the Securities Act or Blue Sky Laws and the Charter Filing.

     Section 6. PUBLIC ANNOUNCEMENTS. The parties shall consult with each other before issuing or making, provide each other the opportunity to review and comment upon, and give good faith consideration to any such comments with respect to, any press release or other public statements with respect to the Transaction and shall not issue any press release or make any such public statement prior to such consultation and consideration, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange. Subject to the foregoing, the parties shall coordinate the issuance of press releases regarding the Transaction promptly following the execution and delivery of this Agreement, and shall not issue any press release or make any other public statement prior to such time.

     Section 7. LOCK-UP. Each of the Stockholder and the Company shall covenant in the Underwriting Agreements for the benefit of the underwriters named therein not to, for a period of 150 days from the date of the Underwriting Agreements, without the prior written consent of Salomon Smith Barney, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or announce the offering of, or register, cause to be registered or announce the intended registration of any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, other than (i) with respect to the Stockholder, sales to the Company, (ii) with respect to the Company, the issuance of shares of Common Stock or such other securities pursuant to the exercise of stock options or pursuant to any existing benefit plan of the Company and (iii) the Transaction (the foregoing agreement being referred to collectively as the "LOCK-UP"). The Company shall also covenant in the Underwriting Agreements for the benefit of the underwriters named therein to cause each of its executive officers and directors to agree for the benefit of such underwriters to the Lock-up with respect to shares of Common Stock or other securities owned by such officers and directors; PROVIDED, HOWEVER, that (x) the Lock-up of executive officers and directors shall be for a period of 90 days from the date of the Underwriting Agreements, (y) any
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                                                                               9

shares of Common Stock or other equity securities received upon the exercise of stock options or pursuant to any existing or future benefit plan of the Company shall be held by such officers and directors subject to the Lock-up and (z) the Lock-up shall not prevent the exercise of stock options.

     Section 8. EXPENSES. Except as contemplated by Section 4(a) hereof with respect to the Registration Expenses (as defined in the Registration Rights Agreement) relating to the Public Offering, the Stockholder and the Company shall be responsible for their own respective costs and expenses relating to the Transaction. The parties confirm that none of the fees, costs and expenses of Merrill Lynch & Co. will be included in Registration Expenses.

     Section 9. CONDITIONS PRECEDENT. The obligation of the parties hereto to complete each of the Initial Repurchase and the Adjustment Repurchase is subject to the following conditions:

          (a) PUBLIC OFFERING. (i) In the case of the Initial Repurchase and the Adjustment Repurchase, the PO Closing shall have occurred and at least 20,000,000 shares of Common Stock (excluding any shares which the Stockholder sold pursuant to an exercise of the Over-allotment Option) shall have been sold at the PO Closing and (ii) in the case of the Adjustment Repurchase, the exercise of and closing for the Over-allotment Option shall have occurred or the Over-allotment Option shall have expired or been terminated, as the case may be.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (c) OBLIGATIONS. The other party shall have complied in all material respects with its obligations set forth in the Transaction Documents to be complied with prior to the applicable Closing Date (including, without limitation, the payment in full by the Stockholder of the amount referred to in
Section 4(e) hereof).

     Section 10. REMEDIES. In addition to being entitled to exercise all rights granted by law, including recovery of damages, each of the Stockholder and the Company shall be entitled to specific performance of its rights under this Agreement. Each of the Stockholder and the Company agree that monetary damages shall not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     Section 11. SEVERABILITY. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     Section 12. FURTHER ASSURANCES. Subject to the specific terms of this Agreement, the Stockholder and the Company shall make, execute, acknowledge and deliver such other instruments and documents, and take all other actions, as reasonably may be required to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

     Section 13. NOTICES. All notices, requests, consents, demands, waivers, instructions and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopier or overnight mail, as follows:

          (a)  if to the Stockholder, at:
               Atlantic Richfield Company
               515 South Flower Street
               Los Angeles, CA 90071
               Attention:  Mr. Terry G. Dallas,
                           Senior Vice President and Treasurer
               Facsimile:  (213) 486-3006

          (b)  if to the Company, at:
               ARCO Chemical Company
               3801 West Chester Pike
               Newton Square, PA 19073
               Attention:  Robert J. Millstone, Esq.,
                           Vice President and General Counsel
               Facsimile:  (610) 359-3344

or to such other person or entity or address as any party may specify by notice in writing to the other party. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of actual receipt. Notwithstanding the preceding sentence, notice of change of address shall be effective only upon actual receipt thereof.

     Section 14. AMENDMENT. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the Company and the Stockholder, executed in the same manner as this Agreement. No consent, waiver or similar act shall be effective unless in writing.

     Section 15. DISPUTE RESOLUTION AGREEMENT. The Dispute Resolution Agreement dated April 15, 1993 among the Company, the Stockholder and Lyondell Petrochemical Company shall not apply to any of the Transaction Agreements or to any dispute arising thereunder.

     Section 16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     Section 17. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws.

     Section 18. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the parties hereto may not assign this Agreement or any of their rights or obligations hereunder.

     Section 19. TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated as follows:

          (i)  by the mutual consent of the parties;

          (ii) by the Company or the Stockholder, if the Initial Closing has not occurred prior to 11:59 p.m. on December 31, 1998;

          (iii) by the Company or the Stockholder, if any court of competent jurisdiction shall have issued an order, decree or injunction prohibiting the consummation of the Transaction and such order, decree or injunction shall have become final and non-appealable; PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to this clause (iii) unless such party shall have used commercially reasonable efforts to prevent the entry of any such order, decree or injunction and to appeal as promptly as possible any such order, decree or injunction that may have been issued.



     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth above.

                           ATLANTIC RICHFIELD COMPANY

                           By: _________________________________________________
                           Name: ____________________________________________
                           Title: ______________________________________________


                           ARCO CHEMICAL COMPANY

                           By: _________________________________________________
                           Name: ____________________________________________
                           Title: ______________________________________________